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                                                                     EXHIBIT 2.2

                           ARTICLES OF SHARE EXCHANGE
                                     BETWEEN
                        MOBILE REACH INTERNATIONAL, INC.
                                       AND
                         MOBILE REACH TECHNOLOGIES, INC.

         Pursuant to Sections 55-11-05 and 55-11-07 of the General Statutes of North Carolina, Mobile Reach International, Inc., a corporation organized under the law of the State of Delaware, hereby submits these Articles of Share Exchange for the purpose of acquiring all of the outstanding shares of Mobile Reach Technologies, Inc., a corporation organized under the law of the State of North Carolina:

1. The Plan of Share Exchange that was duly adopted by the board of directors of each of the corporations participating in the exchange and that was approved by the shareholders of Mobile Reach Technologies, Inc. in the manner prescribed by Chapter 55 of the General Statutes of North Carolina is attached.

2. Approval by the shareholders of the undersigned corporation was not required.

3. The share exchange is permitted by the law of the state of incorporation or organization of each foreign corporation that is a party to the share exchange. Each foreign corporation that is a party to the share exchange has complied or will comply with the applicable laws of its state of incorporation or organization in effecting the share exchange.

4. The undersigned corporation's mailing address is: Mobile Reach Technologies, Inc., 8000 Regency Parkway, Suite 430, Cary, NC 27511, and it undertakes to file with the Secretary of State of North Carolina a statement of any subsequent change in such mailing address.

5. The share exchange will become effective on July 31, 2003, at 12:01 a.m.

         This the 30th day of July, 2003.

                                       MOBILE REACH INTERNATIONAL, INC.

                                       By: /S/ Joseph Camillo
                                           -------------------------------------
                                           Joseph Camillo, President

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                             PLAN OF SHARE EXCHANGE

         A.       Corporations Participating in the Share Exchange.

         Mobile Reach International, Inc., a Delaware corporation (the "ACQUIRING CORPORATION"), will acquire all of the outstanding shares of the no par value common stock of Mobile Reach Technologies, Inc., a North Carolina corporation (the "ACQUIRED CORPORATION") pursuant to the terms and conditions of this Plan.

         B.       Exchange of Shares.

         The effective time of the share exchange shall be when the Articles of Share Exchange are filed in the office of the Secretary of State of the State of North Carolina by the Acquiring Corporation (the "EFFECTIVE TIME"). At the Effective Time of the share exchange the shares of the corporations participating in the share exchange shall be automatically exchanged as follows:

         1.       Post Exchange. At the Effective Time of the share exchange,

                  (a) the former shareholders, warrant holders and option holders of the Acquired Corporation are to hold shares of Common Stock and warrants and options to acquire shares of Common Stock of the Acquiring Corporation equal to eighty-two percent (82%) of the outstanding shares, warrants and options to purchase shares of the Acquiring Corporation; and

                  (b) the shareholders of the Acquiring Corporation prior to the Effective Time are to hold eighteen percent (18%) of the outstanding shares, warrants and options to purchase shares of the Acquiring Corporation.

         The parties to the share exchange are targeting that upon completion of the share exchange, the number of shares, warrants and options to purchase shares of the Acquiring Corporation held by the former shareholders, warrant holders and option holders of the Acquired Corporation shall be 16,400,000 shares, and the number of shares, warrants and options to purchase shares of the Acquiring Corporation held by shareholders, warrant holders and option holders of the Acquiring Corporation shall be 3,600,000 shares, but if the number of shares held by the shareholders, warrant holders and option holders of the Acquiring Corporation after the share exchange is greater or smaller than 3,600,000 shares, then the shares, warrants and options held by the former shareholders, warrant holders and option holders of the Acquired Corporation shall be proportionately adjusted so as to maintain after the share exchange the percentage allocation of 82% of the outstanding shares, warrants and options to purchase shares of the Acquiring Corporation held by the former shareholders, warrant holders and option holders of the Acquired Corporation.

         2. Acquiring Corporation. The shares of the Acquiring Corporation outstanding immediately prior to the Effective Time will not be exchanged or altered in any manner as a result of the share exchange and will remain outstanding as shares of the Acquiring Corporation.

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         3.       Acquired Corporation. A total of 16,400,000 shares (subject to adjustment as provided above) of the Acquiring Corporation (the "EXCHANGE POOL") are to be exchanged for all the outstanding shares of the Acquired Corporation or reserved for issuance upon the exercise of outstanding warrants and options to purchase shares of the Acquired Corporation that are exchanged for warrant and options to purchase shares of the Acquiring Corporation, and the Exchange Pool is to be allocated among the shareholders, warrant holders and option holders of the Acquired Corporation as follows:

                  (a) Each outstanding share of the no par value common stock of the Acquired Corporation will be exchanged for 23.17660891% of a share of the $0.0001 par value common stock of the Acquiring Corporation.

                  (b) Each outstanding share of the no par value Series A Preferred Stock of the Acquired Corporation will be exchanged for 46.35321789% of a share of the $0.0001 par value common stock of the Acquiring Corporation.

                  (c) Each outstanding option or warrant to purchase one share of the no par value common stock of the Acquired Corporation will be exchanged for an option or warrant to purchase 23.17660891% of a share of the $0.0001 par value common stock of the Acquiring Corporation, provided the option holder or warrant holder sign an Option Assumption Agreement or Warrant Assumption Agreement.

         4. Adjustments. For purposes of calculating the exchange ratios set forth above, it has been assumed that as of the Effective Time 54,743,295 shares of no par value common stock of the Acquired Corporation will be outstanding, 768,000 shares of no par value Series A Preferred Stock of the Acquired Corporation will be outstanding, options to purchase 11,885,704 shares of no par value common stock of the Acquired Corporation will be outstanding, warrants to purchase 2,596,000 shares of no par value common stock of the Acquired Corporation will be outstanding, and there will be 16,400,000 shares in the Exchange Pool and 3,600,000 shares of the Acquiring Corporation outstanding. In the event that the outstanding shares or outstanding warrants or outstanding options to purchase shares of the Acquired Corporation or Acquiring Corporation change by the Effective Time or the Exchange Pool shares differ, the number of shares or warrants or options of the Acquiring Corporation to be received upon the exchange of shares or warrants or options of the Acquired Corporation shall be proportionately adjusted to allocate the Exchange Pool to the former shareholders, warrant holders and option holders of the Acquired Corporation, so that each shareholder or warrant holder or option holder receives the same percentage of the total Exchange Pool as they would have received had the numbers of shares been as was anticipated.

         5. Fractional Shares. No fractional shares will be issued by the Acquiring Corporation pursuant to the share exchange. Fractional shares shall be rounded to whole shares by any means reasonably equitable to assure all shares in the Exchange Pool are issued. No compensation shall be paid for fractional shares.

         6. Surrender of Share Certificates. Each holder of a certificate representing shares of the Acquired Corporation to be exchanged under this Plan will be entitled, upon presentation

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and surrender to the Acquiring Corporation of such certificate, to receive in exchange therefore certificates representing the number of shares of the Acquiring Corporation to which he is entitled under this Plan; provided that, in the discretion of the transfer agent for the Acquiring Corporation, such shares may be represented by uncertificated shares on the stock transfer books of the Accquiring Corporation unless the exchanging shareholder specifically requests that he receive certificated shares. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of the Acquired Corporation will be deemed for all purposes to evidence ownership of the consideration to be issued for such shares.

         C.       Abandonment.

         After the approval of this Plan by the shareholders of the Acquired Corporation, and at any time prior to the share exchange having become effective, the board of directors of the Acquiring Corporation may, in its discretion, abandon the share exchange.

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